Exhibit 23.1
Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Web.com Group, Inc. 2016 Inducement Award Plan and the Yodle, Inc. 2007 Equity Incentive Plan of Web.com Group, Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements of Web.com Group, Inc. and the effectiveness of internal control over financial reporting of Web.com Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, Florida
March 9, 2016